Exhibit 3.1


                            HERSHA HOSPITALITY TRUST

                      ARTICLES OF AMENDMENT AND RESTATEMENT



         Hersha Hospitality Trust, a Maryland real estate investment trust (the "Trust") formed under Title 8 of the Corporation and Associations Article of the Annotated Code of Maryland ("Title 8"), desires to amend and restate its Declaration of Trust as currently in effect as hereinafter amended.
          FIRST: The following provisions are all of the provisions of the Declaration of Trust currently in effect and as hereinafter amended:

                                    ARTICLE I

                                    FORMATION

         The Trust is a real estate investment trust (a "REIT") within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE II

                                      NAME
         The name of the Trust is:
                            Hersha Hospitality Trust

         Under circumstances in which the Board of Trustees of the Trust (the "Board of Trustees" or "Board") determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.



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                                   ARTICLE III

                               PURPOSES AND POWERS

         Section 1. Purposes. The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property and interests in property, including, without limitation or obligation, engaging in business as a REIT under the Code.
         Section 2. Powers. The Trust shall have all of the powers granted to REITs by Title 8 and all other powers set forth in the Declaration of Trust as filed for record with the State Department of Assessment and Taxation of Maryland, and any amendments or supplements thereto (the "Declaration of Trust") that are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

                                   ARTICLE IV

                                 RESIDENT AGENT

         The name of the resident agent of the Trust in the State of Maryland is James J. Hanks, Jr., c/o Ballard Spahr Andrews & Ingersoll, whose post office address is 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees of the Trust may from time to time determine.


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                                    ARTICLE V

                                BOARD OF TRUSTEES
         Section 1.  Powers.

                  (A) Subject to any express limitations contained in the Declaration of Trust or in the Bylaws of the Trust ("Bylaws"), (i) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (ii) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as it, in its sole judgment and discretion, deems necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with a presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Trustees under the general laws of the State of Maryland or any other applicable laws.

                  (B) Except as otherwise provided in the Bylaws, the Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.
                  (C) It shall be the duty of the Board of Trustees to use any and all commercially

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reasonable efforts to ensure that the Trust satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of outstanding shares of its beneficial interest, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its shareholders. The Board of Trustees shall take no action to disqualify the Trust as a REIT or to otherwise revoke the Trust's election to be taxed as a REIT without the affirmative vote of two-thirds of the number of Common Shares entitled to vote on such matter at a meeting of the shareholders.
         Section 2. Classification and Number. (A) The Trustees of the Trust (hereinafter the "Trustees") (other than any Trustee elected solely by holders of one or more classes or series of Preferred Shares) shall be classified, with respect to the terms for which they severally hold office, into two classes, as nearly equal in number as possible, one class ("Class I") to hold office initially for a term expiring at the first annual meeting of shareholders (1999) and another class ("Class II") to hold office initially for a term expiring at the second succeeding annual meeting of shareholders (2000), with the Trustees of each class to hold office until their successors are duly elected and qualified. At each annual meeting of shareholders, the successors to the class of Trustees whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the second year following the year of their election. Shareholder votes to elect Trustees shall be conducted in the manner provided in the Bylaws.

                  (B) The number of Trustees initially shall be seven, which number may be increased or decreased pursuant to the Bylaws. The name, address and class of the Trustees who shall serve until their successors are duly elected and qualified are:


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Name                         Address                                 Class
----                         -------                                 -----

Hasu P. Shah                 148 Sheraton Drive                      Class II
                             Box A
                             New Cumberland, PA 17070

Bharat C. Mehta              148 Sheraton Drive                      Class II
                             Box A
                             New Cumberland, PA 17070

K.D. Patel                   148 Sheraton Drive                      Class II
                             Box A
                             New Cumberland, PA 17070

L. McCarthy Downs, III       707 E. Main Street                      Class I
                             20th Floor
                             Richmond, VA  23219


 Everette G. Allen, Jr.      The Federal Reserve Bank Building       Class I
                             701 East Byrd Street
                             Richmond, Virginia 23219

Thomas S. Capello            2951 Whiteford Road                     Class II
                             York, Pennsylvania 17402

Mark R. Parthemer            Penn National Insurance Tower           Class I
                             2 North Second Street, 7th Floor
                             Harrisburg, Pennsylvania 17101


The Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees in the manner provided in the Bylaws. The Independent Trustees (as hereinafter defined) shall nominate replacements for vacancies among the Independent Trustees' positions. In the event that, after the closing of the Initial Public Offering (as hereinafter defined), three members of the Board of Trustees are not Independent Trustees by reason of the resignation or removal of one or more Independent Trustees

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or otherwise, it shall be a qualification for any individual elected to fill such vacancy that he satisfy the requirements of Section 4 of this Article V for being an Independent Trustee. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.
         Section 3. Resignation or Removal. Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Trustees, a Trustee may be removed at any time, with or without cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote generally in the election of Trustees.
         Section 4. Independent Trustees. Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed sixty (60) days following the death, resignation, incapacity or removal from office of a Trustee prior to expiration of the Trustee's term of office), three members of the Board of Trustees shall be comprised of persons who are not officers, directors or employees of the Trust, any lessee of the Trust's or the Partnership's properties or any underwriter or placement agent of the shares of beneficial interest of the Trust that has been engaged by the Trust within the past three years, or any "Affiliates" thereof (each such person serving on the Board of Trustees being an "Independent Trustee").
         Section 5. Definition of Affiliate. For purposes of Section 4 above, "Affiliate" of a person shall mean (i) any person that, directly or indirectly, controls or is controlled by or is under


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common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital shares, shares or equity interests of such person, or (iii) any officer, director, employee, partner or trustee (including any family member of the foregoing) of such person or of any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, real estate investment trusts or other entities and governments and agencies and political subdivisions thereof. For the purpose of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

                                   ARTICLE VI

                          SHARES OF BENEFICIAL INTEREST

         Section 1. Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the "Shares"). The Trust has authority to issue : (i) one hundred million (100,000,000) common shares of beneficial interest, $.01 par value per share ("Common Shares"), of which fifty million (50,000,000) will be Priority Class A Common Shares (the "Priority Common Shares") and fifty million (50,000,000) will be Class B Common Shares


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(the "Class B Common Shares"); and (ii) ten million (10,000,000) preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares"). If Shares of one class are classified or reclassified into Shares of another class pursuant to this Article VI, the number of authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes that the Trust has the authority to issue shall not be more than the total number of Shares set forth in the second sentence of this paragraph. The Board of Trustees, without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Trust has authority to issue.
         Section 2. Common Shares. Subject to the provisions of Article VII, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The holders of the Priority Common Shares and the Class B Common Shares shall vote together as a single class. The Board of Trustees may reclassify any unissued Common Shares from time to time in one or more classes or series of Shares.
         (a) Priority Class A Common Shares. The holders of the Priority Common Shares shall be entitled to the following rights (the "Priority Rights") during the period beginning on the date of the closing of the initial public offering of the Priority Common Shares (the "Offering"), and ending on the earlier of:
(i) the date that is 15 trading days after the Company sends notice to the record holders of the Priority Common Shares that their Priority


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Rights will terminate in 15 trading days, provided that the closing bid price of the Priority Common Shares is at least $7.00 on each trading day during such 15-day period; or (ii) the fifth anniversary of the closing of the Offering (the "Priority Period"). A "trading day" shall mean a day on which the principal national securities exchange on which the Priority Common Shares are listed or admitted to trading is open for the transaction of business or, if the Priority Common Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Notwithstanding the foregoing, the Priority Period shall not end until the holders of the Priority Common Shares have received any accrued, but unpaid, Priority Distributions.

                           (i) The Dividend Priority. The holders of the
                  Priority Common Shares shall be entitled to receive, prior to any distributions to the holders of the Class B Common Shares, cumulative dividends in an amount per Priority Common Share equal to $.18 per quarter (the "Priority Distribution"). After the holders of the Class B Common Shares have received an amount per Class B Common Share equal to the Priority Distribution, the holders of the Priority Common
                  Shares shall be entitled to receive any further distributions on a pro rata basis with the holders of the Class B Common Shares. After the Priority Period, the holders of the Priority Common Shares shall be entitled to receive any further distributions on a pro rata basis with the holders of the Class B Common
                  Shares. The dividends paid to the holders of the Priority Common Shares will be subject to the rights of any class or series of Preferred Shares.

                           No dividend will be declared or paid or other
                  distribution of cash or other property declared or made directly by the Company or any person acting on behalf of the Company on any shares of beneficial interest that rank junior to the Priority Common Shares as to the payment of dividends or


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                  amounts upon liquidation, dissolution and winding up ("Junior
                  Shares") unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Priority Common Shares for all prior and contemporaneous dividend periods; provided, however, that if accumulated and accrued dividends on the Priority Common Shares for all prior and contemporaneous dividend periods have not been paid in full then any dividend declared on the Priority Common Shares for any dividend period and on any shares of beneficial interest of the Company that rank on parity with the Priority Common Shares as to the payment of dividends or amounts upon liquidation, dissolution and winding up ("Parity Shares") will be declared ratably in proportion to accumulated, accrued and unpaid dividends on the Priority Common Shares and such Parity Shares.
                           No distributions on the Priority Common Shares shall
                  be authorized by the Board of Trustees or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Any distribution payment made on


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                  the Priority Common Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.
                           (ii) Liquidation Preference. In the event of any
                 liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, during the Priority Period, the holders of the Priority Common Shares shall be entitled to receive, prior to any liquidating payments to the holders of the Class B Common Shares, $6.00 per Priority Common Share (the "Liquidation Preference"), plus any accumulated and unpaid Priority Distributions (whether or not declared) on the Priority Common Shares to the date of distribution. After the holders of the Class B Common Shares have received an amount equal to the Liquidation Preference plus any accumulated and unpaid Priority Distributions (whether or not declared) on the Class B Common Shares to the date of distribution, the holders of the Priority Common Shares shall share ratably with the holders of the Class B Common Shares in the assets of the Company. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after the Priority Period, the holders of the Priority Common Shares shall share ratably with the holders of the Class B Common Shares in the assets of the Company. The rights of the holders of the Priority Common Shares to liquidating payments shall be subject to rights of any class or series of


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                 Preferred Shares.
                           If, upon any liquidation, dissolution or winding up
                  of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Priority
                  Common Shares are insufficient to pay in full the Liquidation
                  Preference and all accumulated and unpaid dividends with respect to any of the Parity Shares, then such assets or the proceeds thereof will be distributed among the holders of the Priority Common Shares and any such Parity Shares ratably in accordance with the respective amounts that would be payable on the Priority Common Shares and such Parity Shares if all amounts payable thereon were paid in full. None of (i) a consolidation or merger of the Company with another corporation, (ii) a statutory share exchange by the Company or
                  (iii) a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.
         (b)      The Class B Common Shares
                                    (i) Dividends. Subject to the preferential
                  rights of the Priority Common Shares during the Priority
                  Period or of any other shares or series of beneficial interest and to the provisions of this Declaration of Trust regarding the restriction on the transfer of shares of beneficial interest, holders of Class B Common Shares are entitled to receive dividends on shares if, as and when authorized and declared by the Board of


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                  Trustees of the Company out of assets legally available
                  therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. In the event that the Company at any time is unable to pay to the holders of the Class B Common Shares an amount per Class B Common Share equal to the Priority Distribution, during the Priority Period the holders of the Class B Common Shares shall be entitled to receive an amount such that the cumulative amount received per Class B Common Share is equal to the cumulative Priority Distribution received per Priority Common Share. The Company shall pay such amounts at such subsequent dividend payment dates that the Company has cash available for distribution to shareholders to pay such dividends.
                           (ii) Conversion. Upon termination of the Priority
                  Period, the Class B Common Shares automatically will be converted into Priority Common Shares on a one-for-one basis, subject to adjustment as described in this Article VI, Section 2(b)(ii) (the "Conversion Ratio"). A notice informing holders of the Class B Common Shares of such conversion will be mailed by the Company to the holders of record of the Class B Common Shares as of the dividend payment record date for the next dividend payable after the expiration of the Priority Period, together with the dividend payable on such


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                  shares, at their respective addresses as they appear on the share transfer records of the Company. No fewer than all of the outstanding Class B Common Shares shall be converted.
                           If the expiration of the Priority Period falls after
                  a dividend payment record date and prior to the related payment date, the holders of the Class B Common Shares at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the conversion of such shares prior to such dividend payment date.
                           Upon expiration of the Priority Period, each holder
                  of Class B Common Shares (unless the Company defaults in the delivery of the Priority Common Shares) will be, without any further action, deemed a holder of the amount of Priority Common Shares, as the case may be, for which such Class B Common Shares are convertible. Fractional Priority Common Shares will not be issued upon conversion of the Class B Common Shares.
                           (iii) Conversion Ratio Adjustments. The Conversion
                  Ratio is subject to adjustment upon certain events, including
                  (i) the payment of dividends (and other distributions) payable in Priority Common Shares on any class of shares of beneficial interest of the Company, (ii) subdivisions, combinations and reclassifications of Priority Common Shares and (iii) distributions to all holders of Priority Common Shares of evidences of indebtedness of the


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                  Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i) or (ii) above and dividends and distributions paid in cash). In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Ratio as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of Shares or share rights will not be taxable to the holders of the Class B Common Shares or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.
                           No adjustment of the Conversion Ratio is required to
                  be made in any case until cumulative adjustments amount to 1% or more of the Conversion Ratio. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

         Section 3. Preferred Shares. The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any class or series from time to time, in one or more classes or series of Shares.

         Section 4. Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences,

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conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 3 may be made dependent upon facts or events ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in articles supplementary filed with the SDAT.
         Section 5. Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws. Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust that would cause any Shares or other beneficial interest in the Trust not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of


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the Code.

         Section 6. Dividends and Distributions. The Board of Trustees may from time to time authorize to shareholders dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to authorize the Trust to pay such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized by the Board. The exercise of the powers and rights of the Board of Trustees pursuant to this Section shall be subject to the provisions of any class or series of Shares at the time outstanding. Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust that would cause any Shares not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code or that would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.
         Section 7. General Nature of Shares. All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.



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         Section 8. Fractional Shares. The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.
         Section 9. Declaration of Trust and Bylaws. All shareholders are subject to the provisions of the Declaration of Trust and the Bylaws of the Trust.

         Section 10. Divisions and Combinations of Shares. Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of the shareholders, so long as the number of shares combined into one share in any such combination or series of combinations within any period of twelve months is not greater than four.

                                   ARTICLE VII

                  RESTRICTIONS ON TRANSFER AND SHARES-IN-TRUST

         Section 1.   Restrictions on Transfer.

                  (A) Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:
                           (i) "Beneficial  Ownership"  shall mean  ownership of
Equity Shares (or options to acquire Equity Shares) by a Person who would be treated as an owner of such Equity Shares either (a) directly (including through a nominee or similar arrangement) or (b) indirectly through the application of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the


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Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned"
shall have correlative meanings.
                           (ii) "Beneficiary" shall mean, with respect to any
Share Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clause (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Share Trust as the beneficiary or beneficiaries of such Share Trust, in accordance with the provisions of Section 2(A) hereof.
                           (iii) "Board of Trustees" shall mean the Board of
Trustees of the Trust.
                           (iv) "Code" shall mean the Internal Revenue Code of
1986, as amended from time to time.
                           (v) "Constructive  Ownership" shall mean ownership of
Equity Shares (or options to acquire Equity Shares) by a Person , whether the interest in the Equity Shares is held directly or indirectly (including a nominee or similar arrangement), and shall include interests that would be treated as owned through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner,"
"Constructively Owns" and "Constructively Owned" shall have correlative meanings.
                           (vi) "Equity Shares" shall mean Shares of all classes
or series, including without limitation Preferred Shares or Common Shares. The term "Equity Shares" shall include all Preferred Shares and Common Shares that are held as Shares-in-Trust in accordance with the provisions of Section 2(A) hereof.
                           (vii) "Hersha Hospitality Partnership Agreement"
shall mean the

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agreement of limited partnership of Hersha Hospitality Limited Partnership, a
Virginia limited partnership, as amended and restated.

                           (viii) "Initial Public Offering" means the sale of
Common Shares pursuant to the Trust's first effective registration statement for such Common Shares filed under the Securities Act of 1933, as amended.
                           (ix) "Market Price" on any date shall mean, with
respect to any class or series of outstanding Equity Shares, the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Equity Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of the Equity Shares, as determined in good faith by the Board of Trustees. "Trading Day" shall mean a day on which the principal national securities exchange on which the Equity Shares are listed or admitted to trading is open for the transaction of business or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
                           (x) "Non-Transfer Event" shall mean an event (other
than a purported Transfer) that would result in a change in Beneficial or Constructive Ownership of the Equity Shares, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares.
                           (xi) "Ownership Limit" shall mean 9.9% of the
aggregate number of outstanding Common Shares and 9.9% of the aggregate number of outstanding shares of any class or series of Preferred Shares, in each case considered separately on a class by class or series by series basis.
                           (xii) "Partnership" shall mean Hersha Hospitality
Limited Partnership, a Virginia limited partnership.
                           (xiii) "Partnership Unit" shall mean a fractional,
undivided share of the partnership interests of Hersha Hospitality Limited Partnership, a Virginia limited partnership.

                           (xiv) "Permitted Transferee" shall mean any Person
designated as a Permitted Transferee in accordance with the provisions of
Section 2(E) hereof.
                           (xv) "Person" shall mean an individual, corporation,
partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
                           (xvi) "Prohibited Owner" shall mean, with respect to
any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 1(C) hereof, would own record title to Equity Shares.
                           (xvii) "Redemption Rights" shall mean the rights
granted under the Hersha Hospitality Partnership Agreement to the limited partners to redeem, under certain circumstances, their Partnership Units for cash (or, at the option of the Trust, Common Shares).
                           (xviii) "REIT" shall mean a real estate investment
trust under Section 856 of the Code.
                           (xix) "Restriction Termination Date" shall mean the
first day after the date of the Initial Public Offering on which the Board of Trustees and the shareholders of the Trust determine, pursuant to Article V,
Section 1(C), that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or for any other reason, the Board of Trustees and the shareholders amend the Declaration of Trust to terminate the provisions of this Article VII.

                           (xx) "Shares-in-Trust"  shall mean any  Equity
Shares  designated  Shares-in-Trust pursuant to Section 1(C) hereof.
                           (xxi) "Share Trust" shall mean any separate trust
created pursuant to Section 1(C) hereof and administered in accordance with the terms of Section 2 hereof, for the exclusive benefit of any Beneficiary.
                           (xxii) "Share Trustee" shall mean any person or
entity unaffiliated with both the Trust and any Prohibited Owner designated by the Trust to act as trustee of any Share Trust, or any successor trustee thereof.
                           (xxiii) "Transfer" (as a noun) shall mean any
issuance, sale, transfer, gift, assignment, devise or other disposition of Equity Shares, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

                  (B) Restriction on Transfers.
                           (1) Except as provided in Section 1(G) hereof, from
the date of the Initial Public Offering and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own outstanding Equity Shares in excess of the Ownership Limit.
                           (2) Except as provided in Section 1(G) hereof and
subject to Section 1(H) hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Equity Shares that would be otherwise Beneficially Owned or Constructively

Owned by such Person in excess of the Ownership Limit and the intended transferee shall acquire no rights in such excess Equity Shares.
                           (3) Except as provided in Section 1(G) hereof, and
subject to Section 1(H) hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares that would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such excess Equity Shares.

                           (4) Subject to Section 1(G) and 1(H) hereof, from the
date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of Equity Shares that, if effective, would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such excess Equity Shares; provided, however, that this Section 1(B)(4) shall not apply to the Transfer of Equity Shares from the Trust to the underwriters of the Initial Public Offering.
                           (5) Except as provided in Section 1(G) hereof and
subject to Section 1(H) hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of Equity Shares that, if effective, would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess Equity Shares.

                  (C) Transfer to Share Trust.
                           (1) If, notwithstanding the other provisions
contained in this Section 1, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, then
(x) except as otherwise provided in Section 1(G) hereof, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Equity Shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of Equity Shares that would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, (y) such number of Equity Shares in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 2 hereof, transferred automatically and by operation of law to a Share Trust to be held in accordance with that Section 2, and (z) the Prohibited Owner shall submit such number of Equity Shares to the Trust for registration in the name of the Share Trust. Such transfer to a Share Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                           (2) If, notwithstanding the other provisions
contained in this Section 1, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Trust being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's or the Partnership's real property, within the meaning of
Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the person holding record title of the Equity Shares with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of Equity Shares, the ownership of which by such purported transferee or record holder would (A) result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Trust being "closely held" within the meaning of
Section 856(h) of the Code or (C) cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of Equity Shares (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 2 hereof, transferred automatically and by operation of law to the Share Trust to be held in accordance with that Section 2 and (z) the Prohibited Owner shall submit such number of Equity Shares to the Trust for registration in the name of the Share Trust. Such transfer to a Share Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.
                  (D) Remedies For Breach. If the Trust, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 1(B) hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 1(B) hereof, the Trust shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or acquisition.
                  (E) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Equity Shares in violation of Section 1(B) hereof, or any Person who owned Equity Shares that were transferred to the Share Trust pursuant to the provisions of Section 1(C) hereof, shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Trust's status as a REIT.
                  (F) Owners Required To Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination Date:
                           (1) Every Beneficial Owner or Constructive Owner of
more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding

Equity Shares of the Trust shall, within 30 days after December 31 of each year, provide to the Trust a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Trust's status as a REIT and to ensure compliance with the Ownership Limit.

                           (2) Each Person who is a Beneficial Owner or
Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust a written statement or affidavit stating such information as the Trust may request in order to determine the Trust's status as a REIT and to ensure compliance with the Ownership Limit.

                  (G) Exception to Ownership Limit. The Ownership Limit shall not apply to the acquisition of Equity Shares by an underwriter that participates in a public offering of such shares, for a period of 90 days following the purchase by such underwriter of such shares. In addition, the Board of Trustees, upon receipt of advice of counsel or other evidence satisfactory to the Board of Trustees, in its sole and absolute discretion, in each case to the effect that the restrictions contained in Sections 1(B)(3), (4) and (5) hereof will not be violated and that REIT status will not otherwise be lost, may, in its sole and absolute discretion, exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code, provided that (i) the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership or Constructive Ownership of Equity Shares will violate the Ownership Limit as a result of the exemption and (ii) such Person agrees that any violation or attempted violation of the terms of the exemption will result in a transfer to the Share Trust of Equity Shares pursuant to Section 1(C) hereof.
                  (H) New York Stock Exchange Transactions. Notwithstanding any provision contained herein to the contrary, nothing in this Declaration of Trust shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this
Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

         Section 2.   Shares-in-Trust.
                  (A) Share Trust. Any Equity Shares transferred to a Share Trust and designated Shares-in-Trust pursuant to Section 1(C) hereof shall be held for the exclusive benefit of a Beneficiary. The Trust shall name a Beneficiary of each Share Trust within five days after discovery of the existence thereof. Any transfer to a Share Trust, and subsequent designation of Equity Shares as Shares-in-Trust, pursuant to Section 1(C) hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Share Trust. Shares-in-Trust shall remain issued and outstanding Equity Shares of the Trust and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding Equity Shares of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of Section 2(E) hereof, such

Shares-in-Trust shall cease to be designated as Shares-in-Trust.

                  (B) Dividend Rights. The Share Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Trustees on such Equity Shares and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Share Trust the amount of any dividends or distributions received by it that (i) are attributable to any Equity Shares designated Shares-in-Trust and (ii) the record date for which was on or after the date that such shares became Shares-in-Trust. The Trust shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 1(C) hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Trust's receipt or withholding thereof, shall pay over to the Share Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

                  (C) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of Equity Shares of the same class or series, that portion of the assets of the Trust that is available for distribution to the holders of such class and series of Equity Shares. The Share Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution or winding up, or distribution;

provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 2(C) in excess of (i) in the case of a purported Transfer in which the Prohibited Owner gave value for Equity Shares and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Prohibited Owner paid for the Equity Shares and (ii) in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Share Trust shall be distributed to the Beneficiary.

                  (D) Voting Rights. The Share Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of Equity Shares prior to the discovery by the Trust that the Equity Shares are Shares-in-Trust shall, subject to Maryland law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Share Trust of Equity Shares under Section 1(C) hereof, an irrevocable proxy to the Share Trustee to vote the Shares-in-Trust in the manner in which the Share Trustee, in its sole and absolute discretion, desires; provided, however, that if the Trust has already taken irreversible trust action, the Share Trustee shall not have the authority to rescind and recast such vote.

                  (E) Designation of Permitted Transferee. The Share Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Share Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale), at a price as set forth in Section 2(G) hereof, the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Share Trust and the redesignation of such Equity Shares so acquired as Shares-in-Trust under Section 1(C) hereof. Upon the designation by the Share Trustee of a Permitted Transferee in accordance with the provisions of this Section 2(E), the Share Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Trust that the Permitted Transferee is the holder of record of such number of Equity Shares, (iii) cause the Shares-in-Trust to be canceled and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Prohibited Owner pursuant to
Section 2(F) hereof.
                  (F) Compensation to Record Holder of Equity Shares that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 2(E) hereof or following the acceptance of the offer to purchase such shares in accordance with Section 2(G) hereof) to receive from the Share Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for Equity Shares and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Prohibited Owner paid for the Equity Shares, or (b) a Non-Transfer Event or

Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer and (ii) the price per share received by the Share Trustee from the sale or other disposition of such Shares-in-Trust in accordance with Section 2(E) hereof. Any amounts received by the Share Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section 2(F) shall be distributed to the Beneficiary in accordance with the provisions of Section 2(E) hereof. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Share Trustee and the Share Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this
Section 2 by, such Share Trustee or the Trust.
                  (G) Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer that resulted in such Shares-in-Trust and (ii) the date the Trust determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Trust does not receive a notice of such Transfer or Non-Transfer Event pursuant to

Section 1(E) hereof.
         Section 3. Remedies Not Limited. Subject to Section 1(H) hereof, nothing contained in this Article VII shall limit the authority of the Trust to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust's status as a REIT and to ensure compliance with the Ownership Limit.
         Section 4. Ambiguity. In the case of an ambiguity in the application of any of the provisions of Article VII, including any definition contained in
Section 1(A) hereof, the Board of Trustees shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.
         Section 5. Legend. Each certificate for Equity Shares shall bear substantially the following legend:

         "The [Common or Preferred] Shares evidenced by this certificate are subject to restrictions on transfer. Subject to certain further restrictions and except as provided in the Declaration of Trust of the Trust, no Person may (i) Beneficially or Constructively Own Common Shares in excess of 9.9% of the number of outstanding Common Shares, (ii) Beneficially or Constructively Own Preferred Shares of any class or series of Preferred Shares in excess of 9.9% of the number of outstanding Preferred Shares of such class or series, (iii) Beneficially Own Equity Shares that would result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iv) Beneficially Own Equity Shares that would result in the Trust being "closely held" under Section 856(h) of the Internal Revenue Code of 1986, as amended (the "Code"), or (v) Constructively Own Equity Shares that would cause the

Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially or Constructively Own shares of Equity Shares in excess of the above limitations must immediately notify the Trust in writing. If any restrictions above are violated, the Equity Shares evidenced hereby will be transferred automatically to a Share Trust and shall be designated Shares-in-Trust to a trustee of a trust for the benefit of one or more charitable beneficiaries. In addition, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust's Declaration of Trust, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests. Such requests must be made to the Secretary of the Trust at its principal office or to the transfer agent."

         In place of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions or transferability to a shareholder on request and without charge.
         Section 6. Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
         Section 7. Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

                                  ARTICLE VIII

                                  SHAREHOLDERS

         Section 1. Meetings. There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

         Section 2. Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) termination of REIT status as provided in
Article V, Section (1)(C), (b) election of Trustees as provided in Article V,
Section 2(A) and the removal of Trustees as provided in Article V, Section 3;
(c) amendment of the Declaration of Trust as provided in Article X; (d) termination of the Trust as provided in Article XII, Section 2; (e) merger or consolidation of the Trust, or the sale or disposition of substantially all of the Trust Property (as hereinafter defined), as provided in Article XI; and (f) such other matters with respect to which a vote of the shareholders is required by applicable law or the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

         Section 3. Preemptive and Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Article VI, Section 4 or as otherwise may be provided by contract, no holder of Shares shall, as such holder, (a) have any preemptive or preferential right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust that it may issue or sell or (b), except as expressly required by Title 8, have any right to require the Trust to pay him the fair value of his Shares in an appraisal or similar proceeding.
         Section 4. Extraordinary Actions. Except as specifically provided in
Article V, Sections 1(C) and 3, Article X, Section 3 and Article XII, Section 2 of this Declaration of Trust, notwithstanding any provision of law permitting or requiring action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all of the votes entitled to be cast on the matter.

         Section 5. Board Approval. The submission of any action to the shareholders for their consideration shall first be approved as advised by the Board of Trustees.

         Section 6. Action By Shareholders Without a Meeting. The Bylaws may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, the Declaration of Trust or the Bylaws, as the case may be.


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

                                   ARTICLE IX

                      LIABILITY LIMITATION, INDEMNIFICATION

                         AND TRANSACTIONS WITH THE TRUST

         Section 1. Limitation of Shareholder Liability. No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a shareholder.

         Section 2. Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a REIT, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of the Declaration of Trust or Bylaws inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland REIT for money damages in a suit by or on behalf of the Trust or by any shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the


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


result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

         Section 3. Express Exculpatory Clauses in Instruments. Neither the shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the Trust Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission. As used in this Declaration of Trust, "Trust Property" means any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Trust or the Trustees (including all rents, income, profits and gains therefrom), which is owned or held by, or for the account of, the Trust or the Trustees.
         Section 4. Indemnification. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, real estate investment trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of


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

his status as a present or former shareholder, Trustee or officer of the Trust. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served as a predecessor of the Trust in any of the capacities described in (a) or (b) above, and to any employee or agent of the Trust or a predecessor of the Trust.

         Section 5. Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

                                    ARTICLE X

                                   AMENDMENTS

         Section 1. General. The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by this Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. An amendment to the Declaration of Trust (a) shall be signed and acknowledged by at least a majority of the Trustees or an officer duly authorized by at least a majority of the Trustees,
(b) shall be filed for record with SDAT as provided in Article XIII, Section 5 and (c) shall become effective as of the later of the time the SDAT accepts


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

the amendment for record or the time established in the amendment, not to exceed 30 days after the amendment is accepted for record. All references to the Declaration of Trust shall include all amendments thereto.
         Section 2. By Trustees. The Trustees by a majority vote may amend the Declaration of Trust from time to time in the manner provided by Title 8, without any action by the shareholders, to qualify as a REIT under the Code or under Title 8.
         Section 3. By Shareholders. Other than amendments pursuant to Section 2 of this Article X and Section 1 of Article VI, any amendment to the Declaration of Trust shall be valid only if approved by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter, except that any amendment to Article V, Article VII, Article X, Sections 2 and 3 and Article XII, Section 2 of this Declaration of Trust shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter; but in each case only after due authorization, advice and approval of the Board of Trustees.

                                   ARTICLE XI

                 MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

         Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the Trust Property. Any such action must be approved as advised by the Board of Trustees and, after notice to all shareholders entitled to vote on the matter, by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except where approval of the shareholders is not required by Title 8 or would not be required by the Maryland General Corporation Law if the Trust were a Maryland corporation.

                                   ARTICLE XII

                        DURATION AND TERMINATION OF TRUST

         Section 1. Duration. The Trust shall continue perpetually unless terminated pursuant to Section 2 of this Article XII or pursuant to any applicable provision of Title 8.
         Section 2. Termination.

                  (a) Subject to the provision of any class or series of Shares at the time outstanding, the Trust may be terminated at any meeting of shareholders, by the affirmative vote of two thirds of all the votes entitled to be cast on the matter, after due authorization, advice and approval thereof by a majority of the entire Board of Trustees. Upon the termination of the Trust:

                           (i)      The Trust shall  carry on no business
except for the purpose of winding up its affairs.

                           (ii)     The Trustees  shall  proceed to wind up the
affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more persons at public or private sale for consideration that may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

                           (iii) After paying or adequately providing for the
payment of all

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


liabilities, and upon receipt of such releases, indemnities and agreements as it deems necessary for its protection, the Trust may distribute the remaining Trust Property among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining Trust Property shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.
                  (b) After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         Section 1. Governing Law. The Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

         Section 2. Reliance by Third Parties. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

         Section 3.   Severability.

                  (A) The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Article X, Section 2.
                  (B) If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.
         Section 4. Construction. In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions.

         Section 5. Recordation. The Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any part thereof. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

         SECOND: These Articles of Amendment and Restatement have been duly adopted by the Board of Trustees and approved by the Shareholders of the Trust as required by law.
         THIRD: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to the filing of these Articles of Amendment and Restatement was 1,000, all of which were common shares of beneficial interest, par value $.01 per share. The aggregate par value of all shares of beneficial interest having par value was $10.00.

         The total number of shares of beneficial interest which the Trust has authority to issue pursuant to these Articles of Amendment and Restatement is 110,000,000, consisting of 100,000,000 common shares of beneficial interest, par value $.01 per share and 10,000,000 of preferred shares of beneficial interest, par value $.01 per share. The aggregate par value of all authorized shares of beneficial interest having par value is $110,000,000.

         FOURTH: The undersigned Chairman of the Board of Trustees and Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board of Trustees and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chairman of the Board of Trustees and Chief Executive Officer, and attest to by its Secretary, on this ____ day of _________, 1998.

                                            HERSHA HOSPITALITY TRUST
ATTEST:

______________________________              ____________________________________
Secretary                                   Hasu P. Shah
                                            Chairman of the Board of Trustees
                                            and Chief Executive Officer



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